Exhibit 10.3

EXHIBIT D

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of September 8, 2022, is by and among the shareholders listed on the signature page hereto (each, a “Shareholder” and, collectively, the “Shareholders”) and each of the purchasers listed on the signature page hereto (each, an “Investor” and, collectively, the “Investors”).

WHEREAS, simultaneously with the execution of this Agreement, Third Coast Bancshares, Inc., a Texas corporation (the “Company”), and the Investors are entering into an Investment Agreement (the “Investment Agreement”), dated as the date hereof, providing, among other things, for the purchase by the Investors from the Company of shares of Series A Preferred Stock;

WHEREAS, the Board of Directors of the Company has approved the Investment Agreement and the transactions contemplated thereby; and

WHEREAS, as a condition and inducement to the Investors’ willingness to enter into the Investment Agreement, the Investors have required that the Shareholders enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Investment Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Definitions.

(a) For purposes of this Agreement, all capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Investment Agreement.

(b) For purposes of this Agreement, “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(c) For purposes of this Agreement, the following terms shall have the following meanings:

“Company Common Stock” means the Company’s common stock, par value $1.00 per share.

“Shareholder’s Subject Shares” shall mean, with respect to a particular Shareholder, all shares of Company Common Stock beneficially owned by such Shareholder as of the date hereof and as set forth opposite such Shareholder’s name on the schedule attached hereto as Exhibit 1 and any and all such other shares of Company Common Stock acquired or otherwise beneficially owned from time to time by such Shareholder after the date of this Agreement.

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2. Representations, Warranties and Covenants of Shareholder. Each Shareholder hereby severally, but not jointly, represents and warrants to the Investors as follows:

(a) Title. Set forth opposite such Shareholder’s name on Exhibit 1 hereto is a true and complete list of all of the shares of Company Common Stock of which such Shareholder is the record or beneficial owner as of the date hereof. Except as set forth on Exhibit 1, as of the date hereof, such Shareholder is the sole record or beneficial owner of such Shareholder’s Subject Shares, and such Shareholder is the lawful owner of such Shareholder’s Subject Shares.

(b) Right to Vote. Except as set forth on Exhibit 1, such Shareholder has, with respect to all such Shareholder’s Subject Shares, sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3, in each case with no limitations, qualifications or restrictions on such rights other than (i) pursuant to the terms of this Agreement and (ii) restrictions under applicable securities laws.

(c) Authority. Such Shareholder has the requisite power and authority to execute and deliver, and to perform such Shareholder’s obligations under, this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder, and, assuming due authorization, execution and delivery by each Investor, constitutes a valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d) Conflicting Instruments. Neither the execution and delivery of this Agreement nor the performance by such Shareholder of such Shareholder’s agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any contract, agreement, voting agreement, stockholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or to or by which the Shareholder or the Shareholder’s Subject Shares are subject or bound.

3. Representations, Warranties and Covenants of Investor. Each Investor hereto, severally, but not jointly, represents and warrants to the Shareholders that (a) the execution, delivery and performance by Investor of this Agreement and the consummation by Investor of the transactions contemplated hereby are within the powers of the Investor and have been duly authorized by all necessary action and (b) Investor has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by each Shareholder, this Agreement constitutes Investor’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

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4. Agreements.

(a) While this Agreement is in effect, the Shareholder agrees to vote (or cause to be voted) all of the Shareholder’s Subject Shares in favor of (i) any proposal to approve the issuance of Company Common Stock upon the conversion of the Series A Preferred Stock and (ii) any proposal to approve the Non-Voting Common Stock Certificate of Amendment (clause (i) and (ii) referred to as the “Shareholder Proposals”).

(b) While this Agreement is in effect, each Shareholder agrees not to sell, transfer, or otherwise dispose of any shares of Company Common Stock until after the conclusion of the shareholder vote on the matters contemplated by Section 6(g) of the Investment Agreement, exclusive of (i) pursuant to a transfer where the transferee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to the Investors, (ii) dispositions of shares in connection with the exercise of stock options and warrants in order to pay the exercise price thereof or to satisfy tax withholding obligations in connection with the exercise of stock options or the vesting of equity awards, (iii) transfers for estate and tax planning purposes, including transfers to charitable organizations and transfers to any member of the Shareholder’s family, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Agreement, (iv) pursuant to a qualified domestic order, or (v) by will or under the laws of intestacy upon the death of the Shareholder. Notwithstanding the foregoing, a Shareholder shall be permitted to transfer up to 5% of the Shareholder’s Subject Shares held by such Shareholder in the aggregate without complying with the foregoing provisions.

5. Fiduciary Duties of Directors. Each Shareholder that is a director or officer of the Company or its Affiliates is entering into this Agreement in his or her capacity as the record or beneficial owner of the Shareholder’s Subject Shares, and not in his or her capacity as a director or officer of the Company. Nothing in this Agreement shall be deemed in any manner to limit the Shareholder from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of the Company or its Affiliates or otherwise limit the discretion of any such Shareholder to take any action, or fail to take any action, in his or her capacity as a director or officer of the Company or its Affiliates.

6. Miscellaneous.

(a) Entire Agreement. This Agreement (including Exhibit 1 hereto) embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior written and prior or contemporaneous oral agreements and understandings between the parties with respect to the subject matter of this Agreement.

(b) Invalid Provisions. If any provision of this Agreement or the application thereof to any person (including the officers and directors parties hereto) or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

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(c) Counterparts and Facsimiles. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(d) Specific Performance. The Shareholder agrees that, in the event of his, her or its breach of any of the terms of this Agreement, Investors shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which Investors may be entitled at law or in equity; provided, however, that CCCP VIII and any Affiliates thereof shall have no right to enforce against any Shareholder any provision of this Agreement that would result in CCCP VIII (or its Affiliates) being deemed to control the shares of another Shareholder within the meaning of the BHC Act and the implementing regulations thereto (12 C.F.R. § 225.9(b)) (“Regulation Y”), including, but not limited to, such provisions as may require a Shareholder to vote for or against any matter, or that restrict or condition the ability of a Shareholder to transfer its shares, to the extent not excepted under the BHC Act and Regulation Y.

(e) Amendments; Termination.

(i) This Agreement may not be modified, amended, altered or supplemented, except that this Agreement may be modified, amended, altered or supplemented, as between the Investors and any particular Shareholder, upon the execution and delivery of a written agreement executed by the Investors and such Shareholder.

(ii) The provisions of this Agreement shall automatically terminate and be of no further force or effect upon the mutual agreement of the Investors and Shareholders in writing or the earliest to occur of (A) receipt of the Shareholder Approval or (B) the termination of the Investment Agreement in accordance with its terms.

(f) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without giving effect to conflicts of law principles or other principles that would require the application of any other law.

(g) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of each Shareholder, any executors, administrators, estates, legal representatives and heirs of such Shareholder) and permitted assigns; provided, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

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(h) Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by telecopy, electronic mail or in person, (ii) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

(i) if to a Shareholder, at the address of such Shareholder set forth on Exhibit 1 attached hereto or at such other address that such Shareholder may have provided in writing to the Investor; and

(ii) if to an Investor, to the address on the signature page to the Investment Agreement, with copies (which copy alone shall not constitute notice) as set forth therein.

(i) Individual Obligations. Each party’s obligations under this Agreement are individual and not joint or several obligations and no Shareholder shall have any liability to any Investor for the performance or non-performance by any other Shareholder under this Agreement, and no Investor shall have any liability to any Shareholder for the performance or non-performance by any other Investor under this Agreement.

(j) No Investor Rights. Nothing in this Agreement shall be construed to give any Investor any rights to exercise or direct the exercise of voting power as owner of the Shareholder’s Subject Shares or to vest in any Investor any direct or indirect ownership or incidents of ownership of or with respect to any of the Shareholder’s Subject Shares, except as otherwise expressly provided herein. All rights, ownership and economic benefits of and relating to the Shareholder’s Subject Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and no Investor shall have any authority to exercise any power or authority to direct the Shareholder in voting any of the Shareholder’s Subject Shares, except as otherwise expressly provided herein.

(k) The Shareholder hereby authorizes the Investors and the Company to publish and disclose in any announcement or disclosure required by any regulatory or governmental authority and in the proxy statement for the meeting of Shareholders of the Company called to consider and vote on the Shareholder Proposals the Shareholder’s identity and ownership of the Shareholder’s Subject Shares and the nature of the Shareholder’s obligations under this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTOR:

[Name of Investor]

By:

Name:

Title:

[Signature Page to Voting Agreement]

SHAREHOLDERS:

[Names of Shareholders]

By:

Name:

Title:

[Signature Page to Voting Agreement]

EXHIBIT 1

Name of Shareholder	Number of Shares of Company Common Stock	Notice Information
Carolyn Bailey	7,600	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

Dr. Martin Basaldua	95,090	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

Dennis Bonnen	143,503	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

W. Donald Brunson	50,792	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

Bart O. Caraway	271,849	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

Audrey Duncan	25,869	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

Norma J. Galloway	7,000	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

Troy A. Glander	38,813	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

Shelton J. McDonald	5,000	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

R. John McWhorter	223,275	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

Joseph L. Stunja	146,774	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000

Reagan Swinbank	60,914	20202 Highway 59 North, Suite 190 Humble, Texas 77338 Phone: (281) 446-7000